                                                                    Exhibit 99.3

                              OUTDOOR SYSTEMS, INC.
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


      The purpose of the Outdoor Systems, Inc. 1996 Non-Employee Director Stock Option Plan (the "Plan") is to authorize the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") to provide non-employee directors of Outdoor Systems, Inc. (the "Company") with certain rights to acquire common stock of the Company through the grant of nonqualified stock options. Historically, the Company has not compensated its non-employee directors, and the Company believes that implementing this Plan to award stock options to current and future non-employee directors will materially enhance the Company's ability to attract highly-qualified individuals to serve as non-employee directors on the Board and further align the interests of the non-employee directors with those of the Company's stockholders, thereby benefiting the Company and its stockholders.


      1.    Administration

            The Plan shall be administered and interpreted by the Committee, which shall consist of not less than two (2) persons appointed by the Board from among its members who are not employees of the Company. A person may serve on the Committee only if he is a "disinterested person" within the meaning of 17 C.F.R. Section 240.16b-3(c)(2)(i). The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conducting its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.


      2.    Options

            Incentives under the Plan shall consist of nonqualified stock options ("Options"). All Options shall be subject to the terms and conditions set forth herein.

      3.    Shares Subject to the Plan


            (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued or transferred under the Plan is 50,000 shares. The shares may be authorized but unissued shares or treasury shares. If and to the extent any Options granted under the Plan terminate, expire or are canceled without having been exercised, the shares subject to any such Options shall again be available for purposes of the Plan.

            (b) If there is any change in the number or kind of shares of Company Stock through a recapitalization, the declaration of stock dividends, stock splits, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual events, the number of shares of Company Stock available for Options and the number of such shares covered by outstanding Options, and the price per share or the applicable market value of such Options, shall be proportionately or otherwise appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

            (c) If the Company is reorganized, or merged or consolidated, or is a party to a plan of exchange with another entity pursuant to which reorganization, merger, consolidation or plan of exchange the stockholders of the Company receive cash or other securities, or if the Company is dissolved or liquidated, the Committee may cancel all outstanding Options as of the effective date of the reorganization, merger, consolidation, plan of exchange or any dissolution or liquidation of the Company, by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase for a period of approximately thirty days during the sixty days next preceding such effective date of all of the shares of Company Stock subject to such outstanding Options.


      4.    Eligibility for Participation


                  All persons who are serving as non-employee directors of the Company on or after April 24, 1996 shall receive Options (the "Director Optionees").

      5.    Granting of Options


            (a) NUMBER OF SHARES. On April 24, 1996, each Director Optionee shall automatically be granted a one-time Option to purchase the number of shares of Company Stock equal to the product of 7,273 multiplied by (1 plus (.125 multiplied by the number of years of continuous service to that point, including any portion of any year of service as a full year)), rounded to the nearest whole share; provided, however, that no such Option shall allow a Director Optionee to purchase more than 10,000 shares of Company Stock. Thereafter, each additional non-employee director of the Company shall, upon his election to the Board, automatically be granted a one-time Option to purchase the number of shares determined by the application of the foregoing formula to such director. The date on which a non-employee director is granted an Option shall, with respect to such non-employee director, be referred to as the "Initial Grant Date".

            (b) EXERCISE PRICE. The exercise price of Company Stock subject to an Option shall be the fair market value of Company Stock on the date the Option is granted. The "fair market value" of Company Stock on a particular date shall be deemed to be (A) if the Company Stock is being sold pursuant to an underwritten public offering, the price at which each share of Company Stock is being offered to the public by members of the underwriting group or (B) if the Company Stock is not being sold pursuant to an underwritten public offering but is quoted on the NASDAQ National Market System, the sales price per share of Company Stock on the NASDAQ National Market System published in the Wall Street Journal for that date, or, if there shall have been no such sale so reported for that date, on the last preceding date on which such a sale was so reported.

            (c) EXERCISE PERIOD. The option exercise period of each Option shall be ten (10) years. Notwithstanding anything herein to the contrary, all outstanding Options shall become immediately exercisable upon a Change of Control of the Company (as defined in Section 7).

            (d) VESTING OF OPTIONS. The vesting period for Options shall commence on the Initial Grant Date applicable thereto, with twenty percent (20%) of the shares originally subject to each Option becoming exercisable on each successive year following the Initial Grant Date. Notwithstanding anything herein to the contrary, all outstanding Options shall become immediately exercisable upon a Change of Control of the Company (as defined in Section 7).

            (e) MANNER OF EXERCISE. A Director Optionee may exercise an Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Director Optionee. Such instructions must designate the account into which the shares are to be deposited. The Director Optionee may tender this notice of exercise, which has been properly executed by the Director Optionee, and the aforementioned delivery instructions to any Designated Broker.

            (f) TERMINATION OF SERVICE, DISABILITY OR DEATH.


                  (i) In the event a Director Optionee ceases to serve as a director for any reason other than death, any Option which is otherwise exercisable by such Director Optionee shall terminate unless exercised within three (3) months of the date on which he ceases to be a director, but in any event, no later than the date of expiration of the exercise period pertaining to such Option; provided, however, that in the case of a Director Optionee who is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, as amended (the "Code"), such period shall be one (1) year rather than three (3) months (except as the Committee may otherwise provide in the Option Letter). Upon the termination of service by a director, the unvested portion of his Option shall be canceled.

                  (ii) In the event of the death of a Director Optionee while he is a director of the Company or within not more than three (3) months of the date on which he ceases to be a director, any Option which was otherwise exercisable by the Director Optionee at the date of death may be exercised by his personal representative at any time prior to the expiration of one (1) year from the date of death, but in any event no later than the date of expiration of the exercise period pertaining to such Option.


            (g) SATISFACTION OF OPTION PRICE. A Director Optionee shall pay the option price in cash, with Company Stock, or by a combination of the foregoing. If a Director Optionee elects to pay the option price for a Option in whole or in part with Company Stock, such Company Stock must have been previously held by the director for at least six (6) months prior to exercise. The Director Optionee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of an Option until the option price and the withholding obligation is fully paid.


      6.    Transferability of Options

            Only a Director Optionee or his authorized legal representative may exercise rights under an Option. Such persons may not transfer those rights except by will or by the laws of descent and distribution. When a director Optionee dies, the personal representative or other person entitled to succeed to the rights of the director Optionee ("Successor Optionee") may exercise such rights. A Successor Optionee must furnish proof satisfactory to the Company of his or her right to exercise the Option under the Director Optionee's will or under the applicable laws of descent and distribution. Except for transfers pursuant to a domestic relations order approved by a federal or state court, no Option shall be subject in whole or in part, to attachment, execution or levy of any kind.


      7.    Change of Control of the Company

            Change of Control" means the occurrence of one or more of the following events: (a) the Permitted Holders (as defined below), individually or in the aggregated, shall cease to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, voting Stock (as defined below) representing at least 40% of the total voting power of all Voting Stock;
(b) any person, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, individually or in the aggregate, shall beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act), directly or indirectly, Voting Stock representing more than 30% of the total voting power of all Voting Stock; (c) the sale, lease, or transfer of all or substantially all of the Company's assets to any person, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act);
(d) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (e) William S. Levine and Arte R. Moreno (together with any new or replacement directors whose election was approved by a vote of at least two-thirds of the directors then still in office) shall cease for any reason to constitute a majority of the Board.

      For purposes hereof (i) the term "Permitted Holders" means William S. Levine, Arte R. Moreno, any trust solely for the benefit of Messrs. Levine and Moreno or their respective immediate family members, or any partnership in which the ownership interests thereof are beneficially owned by any of the foregoing, provided that with respect to any such trust or partnership either Mr. Levine or Mr. Moreno shall at all times have the exclusive power to direct the voting of the shares of Voting Stock of the Company held by such trust or partnership; and
(ii) the term "Voting Stock" means one or more classes of the capital stock of the Company entitled to vote under ordinary circumstances in the election of directors of the Company.




      8.      Amendment and Termination of the Plan

                 (a) AMENDMENT. This plan may not be amended more than once ever six (6) months, except to comport with changes in the Code or the rules thereunder.

                 (b) TERMINATION OF PLAN. The Plan shall terminate on April 24, 2006, unless terminated earlier by the board or unless extended by the Board.

                 (c) TERMINATION AND AMENDMENT OF OUTSTANDING OPTIONS. A termination or amendment of the Plan that occurs after an Option is made shall not result in the termination or amendment of the Option unless the director Optionee consents or unless the Committee acts in accordance with Section 3(c) or Section 15(a) of the Plan. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Option. Whether or not the Plan has terminated, an outstanding Option may be terminated or amended in accordance with Section 3(c) or Section 15(a) of the Plan or may be amended by agreement of the Company and the Director Optionee consistent with the Plan.


      9.      Funding of the Plan

                  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Options under this Plan. In no event shall interest be paid or accrued on any option, including unexercised installments.

      10. Rights of Director Optionees

            Nothing in this Plan shall entitle any Director Optionee or other person to any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Director Optionee any right to be retained as a director or to be employed by the Company.


      11. Withholding of Taxes

            The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Options granted under the Plan.


      12. General Restrictions Applicable to Options

            (a) REQUIREMENTS FOR ISSUANCE OF SHARES. No Company Stock shall be issued or transferred upon payment of any Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Option made to any Director Optionee hereunder on such participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

            (b) COMPLIANCE WITH RULE 16b-3(c)(2)(II). It is the intent of the Company that this Plan comply in all respects with the requirements of Rule 16b-3(c)(2)(ii) of the Exchange Act. Accordingly, if any provision of this Plan or any Option does not comply with the requirements of Rule 16b-3(c)(2)(ii) as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

      13. Headings

            Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.


      14. Effective Date

            This Plan shall be implemented upon approval of the Board of Directors, and effective as of April 24, 1996.

      15. Miscellaneous